Exhibit 99.1


FOR IMMEDIATE RELEASE

Date:          November 7, 1996
Contact:       John L. Morgan or John D. Barlow, Jr.
               Phone: 804/346-2400 -- Fax: 804/346-0164


        Richmond, VA -- American Filtrona Corporation (NASDAQ-NM Symbol AFIL) announced today that it is engaged in negotiations with WBT Holdings, LLC, a limited liability company owned by several trusts for the benefit of members of the family of the late Walter Bunzl, regarding a proposed sale of American Filtrona to WBT Holdings for a per share cash price of $43.00. Execution of a definitive acquisition agreement is subject to final negotiation of terms and conditions and completion of business and financial reviews. Consummation of any transaction would be subject to normal regulatory filings, shareholder approvals and certain other conditions.

        American Filtrona Corporation also announced that it had been advised that beneficiaries of several trusts for the benefit of members of the family of R. H. Bunzl today initiated litigation to remove one of the co-trustees for such trusts, alleging, among other things, that such trustee's concurrent service as co-trustee for the Walter Bunzl trusts as well as the R. H. Bunzl trusts represents a conflict of interests with respect to the transaction under negotiation. The Company is not able to assess the effect, if any, that such litigation may have upon the likelihood of completion or timing of the proposed sale.